UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SINTX TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IMPORTANT NOTICE

Please exercise your right to vote as soon as possible!

Dear Shareholders,

We recently sent you a Proxy Statement concerning important proposals affecting your investment in SINTX Technologies, Inc. which will be considered at the Annual Meeting of Shareholders on December 19, 2024 at 10:00 a.m. Mountain Time. This letter was sent to you because you held shares in SINTX Technologies on the record date and we have not received your vote.

THE SINTX BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS

YOUR VOTE IS VERY IMPORTANT

VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY

COMMUNICATIONS AND ELIMINATES PHONE CALLS TO SHAREHOLDERS

Please vote using one of the following options:

1.	VOTE ONLINE

Log on to the website AT www.proxyvote.com. Please Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

2.	VOTE BY TOUCH-TONE TELEPHONE 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

3.	VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Proxy Statement sent previously contains important information regarding the proposals that you and other shareholders are being asked to consider. A copy of the Proxy Statement may be viewed or downloaded at the website listed on your enclosed proxy card. Please read the materials carefully

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.

Corporate Update: Progress and Strategic Vision

I am pleased to provide you with a year-end update on the current state of SINTX Technologies, Inc., our progress over the past months, and the strategic steps we are taking to position the company for growth and long-term value creation. Transparency and open communication remain a cornerstone of our relationship with shareholders, and I hope this detailed update reflects our commitment to keeping you informed.

Refocusing on Medical Device Innovation

As detailed in our recent filings, SINTX Technologies is undergoing a strategic transformation to refocus on the medical device sector, building on our legacy of innovation in silicon nitride technology. We believe this refined direction best aligns with the company’s strengths and the significant market opportunities in healthcare. Our aim is to provide advanced solutions in orthopedics, spinal fusion, and infection control, leveraging our proprietary materials to address pressing needs in patient care.

Leadership Changes to Strengthen Strategic Execution

In alignment with this refocus, we are excited to announce that Gregg R. Honigblum has been appointed as our Chief Strategy Officer. Gregg brings an extensive track record of success, including securing over $100 million in funding for SINTX and its predecessor company, Amedica. His role will encompass fund raising initiatives, investor relations, and refining our corporate strategy. With Gregg’s leadership, we are confident in our ability to strengthen SINTX’s financial health and operational focus.

Financial Position and Operational Efficiency

SINTX’s latest financial disclosures contained in the Quarterly Report (10-Q) ended September 2024, highlight our ongoing efforts to reduce costs and streamline operations. As of our most recent filing, the company holds approximately $5 million in cash and cash equivalents. While revenue generation remains a challenge, we have successfully identified opportunities to reduce our lease liabilities and optimize our operational footprint, including active negotiations to reduce our lease liability.

In addition, we have initiated a stock buyback program to repurchase up to $500,000 dollars (20% of outstanding common shares), reflecting our confidence in the company’s future and our commitment to enhancing shareholder value.

Exploring Transformative Opportunities

We continue to evaluate strategic transactions, including potential reverse merger candidates within the medical device sector. This initiative aims to identify partners or acquisition targets that align with SINTX’s strategic vision while maximizing value for shareholders.

Engagement with Management

At SINTX, we believe in fostering an open dialogue with our shareholders. If you have any questions regarding the information shared in this update, or about any of our recent press releases or public filings, we encourage you to reach out directly to our management team.

You can contact us at:

Email: eolson@sintx.com or ghonigblum@sintx.com

Your feedback and inquiries are invaluable as we navigate this transformative period.

Looking Ahead

2024 has been a year of strategic realignment, and while challenges remain, we are optimistic about the road ahead. Our efforts to reposition SINTX Technologies within the medical device sector, reduce costs, and explore growth opportunities demonstrate our commitment to driving value for all stakeholders.

On behalf of the Board of Directors and the entire SINTX team, I thank you for your continued trust and support. We are excited to share further updates at the Shareholders Meeting and to engage with you as we build a stronger future together.

Warm regards,

Eric Olson

Chief Executive Officer

SINTX Technologies, Inc.